Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

Dated as of October 11, 2024

Supplementing that Certain

INDENTURE

Dated as of November 10, 2023

among

ARES MANAGEMENT CORPORATION,

THE GUARANTOR PARTIES HERETO

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

5.600% Senior Notes due 2054

i

ii

This Second Supplemental Indenture, dated as of October 11, 2024 (the “Second Supplemental Indenture”), among Ares Management Corporation, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 1800 Avenue of the Stars, Suite 1400, Los Angeles, California 90067 (the “Company”), the Guarantors party hereto and U.S. Bank Trust Company, National Association, as Trustee under the Base Indenture (as hereinafter defined) and hereunder (the “Trustee”), supplements that certain Indenture, dated as of November 10, 2023, between the Company and the Trustee (the “Base Indenture” and, subject to Section 1.3 hereof, together with this Second Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

The Company has heretofore executed and delivered to the Trustee the Base Indenture providing for the issuance from time to time of one or more series of the Company’s senior unsecured debt securities (herein and in the Base Indenture called the “Securities”), the forms and terms of which are to be determined as set forth in Sections 201 and 301 of the Base Indenture, and Section 901 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture for, among other things, the purposes of (a) establishing the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Base Indenture and (b) adding to or changing any of the provisions to the Base Indenture in certain circumstances;

The Company desires to create a series of Securities designated as its “5.600% Senior Notes due 2054” pursuant to the terms of this Second Supplemental Indenture.

The Company has duly authorized the execution and delivery of this Second Supplemental Indenture and the Notes (as defined herein) to be issued from time to time, as provided for in the Indenture.

Each Guarantor has duly authorized its guarantee of the Notes (the “Guarantees”) and to provide therefor each Guarantor has duly authorized the execution and delivery of this Second Supplemental Indenture.

All things necessary have been done to make this Second Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms and to make the Notes, when executed by the Company and authenticated and delivered and under the Indenture and duly issued by the Company, the valid and legally binding obligations of the Company.

All things necessary have been done to make the Guarantees, upon execution and delivery of this Second Supplemental Indenture, the valid and legally binding obligations of each Guarantor and to make this Second Supplemental Indenture a valid and legally binding agreement of each Guarantor, in accordance with its terms.

ARTICLE I
Issuance of Securities

Section 1.1         Issuance of Notes; Principal Amount; Maturity; Title.

(1)            On October 11, 2024, the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, the Initial Notes (as defined herein) substantially in the form set forth in Section 3.2 below, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this Second Supplemental Indenture and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the Officer executing such Notes, as evidenced by the execution of such Notes.

(2)            The Initial Notes to be issued pursuant to the Indenture shall be issued in the aggregate principal amount of $750,000,000 and shall mature on October 11, 2054 (the “Stated Maturity”), unless the Notes are redeemed or repurchased prior to that date as described in Section 5.1 or Section 6.2 of this Second Supplemental Indenture. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $750,000,000, except for Notes issued, authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture and except for any Notes which, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered. The Company may, from time to time, without the consent of the Holders, issue additional Notes hereunder as part of the same series and on the same terms and conditions (and having the same Guarantors) and with the same CUSIP numbers as the Initial Notes, but such additional Notes may be offered at a different offering price or have a different issue date, initial interest accrual or initial interest payment date (“Additional Notes”); provided that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall not have the same CUSIP number as the Initial Notes; provided further that such Additional Notes issued pursuant to Regulation S under the Securities Act may initially be issued under a temporary CUSIP during the applicable Restricted Period.

(3)            The Notes shall be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(4)            Pursuant to the terms hereof and Sections 201 and 301 of the Base Indenture, the Company hereby creates a series of Securities designated as the “5.600% Senior Notes due 2054” of the Company (as amended or supplemented from time to time, that are issued under the Indenture, including both the Initial Notes and the Additional Notes, if any, the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Base Indenture.

Section 1.2         Interest.

(1)            Interest on a Note will accrue at the per annum rate of 5.600%, from and including the date specified on the face of such Note to, but excluding, the date on which the principal thereof is paid, deemed paid, or made available for payment and, in each case, will be paid on the basis of a 360-day year comprised of twelve 30-day months.

(2)            The Company shall pay interest on the Notes semi-annually in arrears on April 11 and October 11 of each year (each, an “Interest Payment Date”), commencing April 11, 2025.

(3)            Interest shall be paid on each Interest Payment Date to the registered Holders of the Notes after the close of business on the Regular Record Date (as defined herein).

(4)            Amounts due on the Stated Maturity or earlier Redemption Date of the Notes will be payable at the Corporate Trust Office. The Company shall make payments of principal, premium, if any, Redemption Price and interest or the Repurchase Price in connection with a Change of Control Repurchase Event in respect of the Notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company shall be required to maintain a Paying Agent in each Place of Payment for the Notes. Neither the Company nor the Trustee shall impose any service charge for any transfer or exchange of a Note. However, the Company may require Holders of the Notes to pay any taxes or other governmental charges in connection with a transfer or exchange of Notes. All moneys paid by the Company to a Paying Agent for the payment of principal, premium, interest, additional amounts or Redemption Price on Notes which remain unclaimed at the end of two years after such principal, premium, interest, additional amounts or Redemption Price has become due and payable will be repaid to the Company upon request, and the Holder of such Notes thereafter may look only to the Company for payment thereof.

(5)            If any Interest Payment Date, Stated Maturity, or earlier Redemption Date or Repurchase Price Payment Date falls on a day that is not a Business Day in The City of New York or any Place of Payment is located, the Company shall make the required payment of principal, premium, if any, and/or interest or Redemption Price or Repurchase Price in connection with a Change of Control Repurchase Event on the next succeeding Business Day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date, Stated Maturity or earlier Redemption Date or Repurchase Price Payment Date, as the case may be, to such next succeeding Business Day.

Section 1.3         Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

ARTICLE II
Definitions and Other Provisions of General Application

Section 2.1         Definitions.

For all purposes of this Second Supplemental Indenture (except as herein otherwise expressly provided or unless the context of this Second Supplemental Indenture otherwise requires):

(1)            any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Second Supplemental Indenture;

(2)            the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(3)            “including” means including without limitation;

(4)            unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements and instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Second Supplemental Indenture.

The terms defined in this Section 2.1 (except as herein otherwise expressly provided or unless the context of this Second Supplemental Indenture otherwise requires) for all purposes of this Second Supplemental Indenture and of any indenture supplemental hereto have the respective meanings specified in this Section 2.1. All other terms used in this Second Supplemental Indenture that are defined in the Base Indenture, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this Second Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Base Indenture, as in force at the date of this Second Supplemental Indenture as originally executed; provided that any term that is defined in both the Base Indenture and this Second Supplemental Indenture shall have the meaning assigned to such term in this Second Supplemental Indenture.

“Additional Notes” has the meaning specified in Section 1.1(2).

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of DTC, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Additional Rating Agency” means any “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company pursuant to an officer’s certificate delivered to the Trustee at any time after the date hereof.

“Bankruptcy Law” has the meaning specified in Section 4.1.

“Below Investment Grade Rating Event” means the rating on the Notes is lowered as a result of a Change of Control to below Investment Grade by the Rating Agency (if the Notes are rated by one Rating Agency) or both Rating Agencies (if the Notes are rated by two Rating Agencies) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the rating is, or the ratings are, as the case may be, announced if during such 60 day period the rating of the Notes is under publicly announced consideration for possible downgrade by a Rating Agency); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred as a result of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agency or Rating Agencies, as the case may be, making the reduction in rating to which this definition would otherwise apply does not or do not, as the case may be, announce or publicly confirm or inform the Company in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Credit Group to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing Ares Entity; or

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing Ares Entity, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a controlling interest in (i) the Company or (ii) one or more Guarantors comprising all or substantially all of the assets of the Credit Group and (B) entitled to receive a Majority Economic Interest in connection with such transaction.

“Change of Control Offer” has the meaning specified in Section 6.2(1).

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a related Below Investment Grade Rating Event.

“Clearstream” means Clearstream Banking, S.A.

“Commission” means the Securities and Exchange Commission or any successor entity.

“Continuing Ares Entity” means any entity that, immediately following any relevant date of determination, is directly or indirectly controlled by one or more persons who, as of any date of determination (i) have devoted substantially all of his or her business and professional time to the activities of the Credit Parties and/or their Subsidiaries or affiliated funds and investment vehicles during the 12-month period immediately preceding such date and (ii) directly or indirectly control a majority of the voting stock (or other similar interests) in the Company or any successor entity.

“Covenant Defeasance” has the meaning specified in Section 9.1.

“Credit Facility” means the Sixth Amended and Restated Credit Agreement, dated as of April 21, 2014, by and among Ares Holdings L.P., and the other parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as may be amended from time to time.

“Credit Facility Indebtedness” means indebtedness incurred under (a) the Credit Facility and (b) whether or not such Credit Facility remains outstanding, if designated by the Company to be included in this definition of “Credit Facility Indebtedness,” one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, or letters of credit, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guaranties or bankers’ acceptances), or (iii) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers, and, in each case, any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any debt facilities, commercial paper facilities, debt securities, indentures, notes or other instruments or agreements that replace, refund or refinance any part of the loans, notes, other facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that alters the maturity or interest rate thereof.

“Credit Group” means the Credit Parties and the Credit Parties’ direct and indirect Subsidiaries (to the extent of their economic ownership interest in such Subsidiaries) taken as a whole.

“Credit Parties” means the Company and the Guarantors.

“Custodian” has the meaning specified in Section 4.1.

“DTC” means The Depository Trust Company, a New York corporation.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning specified in Section 4.1.

“Guarantees” has the meaning specified in the recitals of this Second Supplemental Indenture and more particularly means any Guarantee made by each of the Guarantors as set forth in Article X hereof.

“Guarantors” means (i) each of the Persons listed on Schedule I attached hereto and (ii) in the future, any New Ares Group Entity that becomes a Guarantor with respect to a particular series of Securities pursuant to Article X, but in each case excluding Persons who cease to be Guarantors in accordance with this Second Supplemental Indenture.

“Initial Notes” means Notes in an aggregate principal amount of up to $750,000,000 initially issued under this Second Supplemental Indenture in accordance with Section 1.1(2).

“Insignificant Guarantor” means a Guarantor (or a group of Guarantors taken together) that would not, on a combined and consolidated basis, constitute a Significant Subsidiary.

“Interest Payment Date” has the meaning specified in Section 1.2(2).

“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and the equivalent investment grade credit rating or better from the Additional Rating Agency (or, in each case, if such Rating Agency ceases to rate the Notes of either series for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Issue Date” means October 11, 2024.

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Credit Group (other than entities within the Credit Group).

“Maturity Date” means October 11, 2054.

“New Ares Group Entity” means any Subsidiary of the Company (other than a then-existing Guarantor that is a borrower, or guarantees any indebtedness, liabilities or other obligations, under the Credit Facility.

“Notes” has the meaning specified in Section 1.1(4).

“Obligations” has the meaning specified in Section 10.1.

“Par Call Date” means April 11, 2054.

“Permitted Jurisdictions” has the meaning specified in Section 7.1(a)(1).

“Permitted Liens” means (a) liens on voting stock or profit participating equity interests of any Subsidiary existing at the time such entity becomes a direct or indirect Subsidiary of the Company or is merged into a direct or indirect Subsidiary of the Company; provided that such liens are not created or incurred in connection with such transaction and do not extend to any other Subsidiary, (b) statutory liens, liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith, (c) other liens of a similar nature as those described above, (d) liens existing on the date hereof, (e) any lien that renews, extends, replaces or refunds any lien permitted hereby without increasing the principal of the indebtedness secured thereby, and (f) liens securing or permitted to be incurred under Credit Facility Indebtedness.

“Person” means and includes natural persons, corporations, partnerships, limited liability companies, joint ventures, associations, companies, business trusts, or other organizations, irrespective of whether they are legal entities.

“Rating Agency” means:

(1)	each of S&P and the Additional Rating Agency (if any); and

(2)	if either of S&P or the Additional Rating Agency ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for S&P or the Additional Rating Agency, or both, as the case may be.

“Registrar” means the Security Registrar for the Notes, which shall initially be U.S. Bank Trust Company, National Association, or any successor entity thereof, subject to replacement as set forth in the Base Indenture.

“Regular Record Date” for interest payable in respect of any Note on any Interest Payment Date means the March 27 or September 26, as applicable, immediately preceding the relevant Interest Payment Date (whether or not a Business Day).

“Regulation S Permanent Global Note” has the meaning specified in Section 3.1(3).

“Regulation S Temporary Global Note” has the meaning specified in Section 3.1(3).

“Repurchase Price” has the meaning specified in Section 6.2(1).

“Repurchase Price Payment Date” has the meaning specified in Section 6.2(3)(C).

“Restricted Period” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the Issue Date, and with respect to any Additional Notes, it means the comparable period of 40 consecutive days.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor thereto.

“Significant Subsidiary” means a “significant subsidiary” (as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act or any successor provision) of the Company.

“Stated Maturity” has the meaning specified in Section 1.1.(2).

“Substantially All Merger” means a merger or consolidation of one or more Credit Parties with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the properties and assets of the Credit Group to a Person that is not within the Credit Group immediately prior to such transaction.

“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance to any other Person, in one or a series of related transactions, directly or indirectly, of all or substantially all of the properties and assets of the Credit Group to a Person that is not within the Credit Group immediately prior to such transaction.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Company after 4:15 p.m. (New York City time) (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date notice of the redemption is given based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the date notice of the redemption is given H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such date notice of the redemption is given of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

ARTICLE III
Security Forms

Section 3.1         Form Generally.

(1)            The Notes shall be in substantially the form set forth in Section 3.2 of this Article III, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this Second Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefore or as may, consistent herewith, be determined by the Officer executing such Notes, as evidenced by the execution thereof. All Notes shall be in fully registered form.

(2)            The Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the Officer of the Company executing such Notes, as evidenced by the execution of such Notes.

(3)            Upon their original issuance, the Notes will be represented by one or more Global Securities registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC. The Company will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof and will deposit the Global Securities with the Depository or its custodian and register the Global Securities in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC.

(4)              The Notes shall have the benefit of the Guarantees by each Guarantor executing this Second Supplemental Indenture and future Guarantors pursuant to Section 10.2 of this Second Supplemental Indenture.

Section 3.2         Form of Note.

[FORM OF FACE OF NOTE]

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE DEPOSITORY TRUST COMPANY (“DTC”) OR ITS NOMINEE OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.].

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY FOR WHICH DTC IS TO BE THE DEPOSITARY:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

ARES MANAGEMENT CORPORATION

5.600% SENIOR NOTE DUE 2054

No.	Principal Amount (US)$

CUSIP NO.

Ares Management Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Second Supplemental Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of         United States Dollars (U.S.$         ) on October 11, 2054 and to pay interest thereon, from October 11, 2024, or from the most recent Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date, which shall be April 11 and October 11 of each year, commencing April 11, 2025, at the per annum rate of 5.600%, or as such rate may be adjusted pursuant to the terms hereof, per annum, until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Second Supplemental Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest (whether or not a Business Day). Except as otherwise provided in the Second Supplemental Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, all as more fully provided in the Second Supplemental Indenture. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment of principal of, and premium, if any, and interest on this Note and the Repurchase Price in connection with a Change of Control Repurchase Event will be made at the Corporate Trust Office, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. With respect to Global Securities, the Company will make such payments by wire transfer of immediately available funds to DTC, or its nominee, as registered owner of the Global Securities. With respect to certificated Notes, the Company will make such payments by wire transfer of immediately available funds to a United States Dollar account maintained in New York, New York to each Holder of an aggregate principal amount of Notes in excess of U.S. $5,000,000 that has furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date. If a Holder of a certificated Note (i) does not furnish such wire instructions as provided in the preceding sentence or (ii) holds U.S. $5,000,000 or less aggregate principal amount of Notes, the Company will make such payments by mailing a check to such Holder’s registered address.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Ares Management Corporation

By:
Name:
Title

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

By:

Authorized Signatory

[FORM OF REVERSE OF NOTE]

1.	Indenture. This Note is one of a duly authorized issue of securities of the Company designated as its “5.600% Senior Notes due 2054” (herein called the “Notes”), issued under a Second Supplemental Indenture, dated as of October 11, 2024 (the “Second Supplemental Indenture”), to an indenture, dated as of November 10, 2023 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture” and herein with the Second Supplemental Indenture, collectively, the “Indenture”), among the Company, the Guarantors and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $750,000,000 in aggregate principal amount, except for, or in lieu of, other Notes of the series pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture and except for any Notes which, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered. The Second Supplemental Indenture pursuant to which this Note is issued provides that Additional Notes may be issued thereunder.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In the event of a conflict or inconsistency between this Note and the Indenture, the provisions of the Indenture shall govern.

2.	Optional Redemption. Prior to the Par Call Date, the Notes will be redeemable in whole or in part, at the Company’s option at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the principal amount of any Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the Redemption Date) on any Notes being redeemed, discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus in each case accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the Redemption Date.

On or after the Par Call Date, the Notes may be redeemed in whole or in part, at the Company’s option at any time and from time to time, at a redemption price equal to 100% of the principal amount of any Notes being redeemed, plus accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the Redemption Date.

3.	Change of Control Repurchase Event. If a Change of Control Repurchase Event occurs, unless the Company has exercised its option to redeem the Notes, the Company will make an offer to each Holder of Notes to repurchase all or any part of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus any accrued and unpaid interest, if any, pursuant to the provisions of Section 6.2 of the Second Supplemental Indenture.

4.	Global Security. If this Note is a Global Security, then, in the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, redemption, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the Applicable Procedures.

5.	Defaults and Remedies. If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment of the amount of principal so declared due and payable, all obligations of the Company in respect of the payment of the principal of and interest on the Notes shall terminate.

No Holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver, assignee, trustee, liquidator or sequestrator (or similar official) or for any other remedy hereunder (except actions for payment of overdue principal of, and premium, if any, or interest on such Notes in accordance with its terms), unless (i) such Holder has previously given written notice to the Trustee of an Event of Default and the continuance thereto with respect to the Notes, specifying an Event of Default, as required under the Indenture; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture; (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes, it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all of such Holders.

The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal of, and premium, if any, or interest hereon, on or after the respective due dates expressed herein.

6.	Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Outstanding Notes, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note. Certain modifications or amendments to the Indenture require the consent of the Holder of each Outstanding Note affected.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair (without the consent of the Holder hereof) the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

7.	Registration and Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable on the Security Register. Upon surrender for registration of transfer of this Note at the office or agency of the Company in a Place of Payment, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. As provided in the Indenture and subject to certain limitations therein set forth, at the option of the Holder, this Note may be exchanged for one or more new Notes of any authorized denominations and of like tenor and principal amount, upon surrender of this Note at such office or agency. Upon such surrender by the Holder, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. Every Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed (if so required by the Company or the Trustee), or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, a Guarantor or the Trustee may treat the Person in whose name such Note is registered as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Guarantors, the Trustee nor any agent of the Company, a Guarantor or the Trustee shall be affected by notice to the contrary.

8.	Guarantee. As expressly set forth in the Base Indenture, payment of this Note is jointly and severally and fully and unconditionally guaranteed by the Guarantors that have become and continue to be Guarantors pursuant to the Indenture. Guarantors may be released from their obligations under the Indenture and their Guarantees under the circumstances specified in the Base Indenture.

9.	Governing Law. THE INDENTURE, THIS SECURITY AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM (= tenant in common)

TEN ENT (= tenants by the entireties (Cust))

JT TEN (= joint tenants with right of survivorship and not as tenants in common)

UNIF GIFT MIN ACT (= under Uniform Gifts to Minors Act )

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s last name

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ________________, as agent, to transfer this Note on the books of the Company. The agent may substitute another to act for him.

In connection with the assignment of the Notes evidenced by this certificate occurring prior to the date that is one year or six months, as the case may be (as specified in Rule 144(d) under the Securities Act), after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any affiliate of the Company, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

1.	☐ acquired for the undersigned’s own account, without transfer; or

2.	☐ transferred to the Company; or

3.	☐ transferred pursuant to and in compliance with Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”); or

4.	☐ transferred pursuant to an effective registration statement under the Securities Act; or

5.	☐ transferred pursuance to and in compliance with Regulation S promulgated under the Securities Act; or

6.	☐ transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act) that, prior to such transfer, furnished the Trustee with a signed letter containing certain representations and agreements relating to the transfer; or

7.	☐ transferred pursuant to another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144A promulgated under the Securities Act.

Dated:	Signature:

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 of the Securities Exchange Act.

TO BE COMPLETED BY PURCHASER IF (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A promulgated under the Securities Act and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:	Signature:

[SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL NOTE
Ares Management Corporation
5.600% Senior Note due 2054

The initial principal amount of this Note is $______. The following increases or decreases in this Note have been made:

Date	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal Amount of this Note following such decrease or increase	Signature of authorized signatory of Trustee](1)

(1)            Insert for Global Securities only

ARTICLE IV
Remedies

Section 501 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 501 in the Base Indenture shall instead be deemed to refer to this Section 4.1.

Section 4.1         Events of Default.

“Event of Default” means, whenever used with respect to the Notes, any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)            the Company defaults in the payment of any installment of interest on the Notes, and such default continues for a period of 30 days after such payment becomes due and payable;

(2)            the Company defaults in the payment of the principal of or premium, if any, on the Notes when the same becomes due and payable, regardless of whether such payment became due and payable at its Stated Maturity, upon redemption, upon declaration of acceleration or otherwise;

(3)            the Company’s failure to pay or causing to pay the Repurchase Price when due in connection with a Change of Control Repurchase Event;

(4)            any Credit Party defaults in the performance of, or breaches, any of its covenants and agreements in respect of the Notes contained in the Indenture or in the Notes (other than those referred to in (1), (2) or (3) above), and such default or breach continues for a period of 90 days after the written notice specified below;

(5)            the Company or any Guarantor (other than an Insignificant Guarantor), pursuant to or within the meaning of the Bankruptcy Law (as defined below):

(A)            commences a voluntary case or proceeding;

(B)            consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)            consents to the appointment of a Custodian (as defined below) of it or for all or substantially all of its property;

(D)            makes a general assignment for the benefit of its creditors;

(E)            files a petition in bankruptcy or answer or consent seeking reorganization or relief;

(F)            consents to the filing of such petition or the appointment of or taking possession by a Custodian; or

(G)            takes any comparable action under any foreign laws relating to insolvency;

(6)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)            is for relief against the Company or any Guarantor (other than an Insignificant Guarantor) in an involuntary case, or adjudicates the Company or any Guarantor (other than an Insignificant Guarantor) insolvent or bankrupt;

(B)            appoints a Custodian of the Company or any Guarantor (other than an Insignificant Guarantor) or for all or substantially all of the property of the Company or any Guarantor (other than an Insignificant Guarantor); or

(C)            orders the winding-up or liquidation of the Company or any Guarantor (other than an Insignificant Guarantor) (or any similar relief is granted under any foreign laws), and the order or decree remains unstayed and in effect for 90 days; or

(7)            except as otherwise provided herein, a Guarantee of any Guarantor (other than an Insignificant Guarantor) ceases to be in full force and effect or is declared to be null and void and unenforceable or such Guarantee is found to be invalid or a Guarantor (other than an Insignificant Guarantor) denies its liability under its Guarantee (other than by reason of release of such Guarantee in accordance with the terms of this Second Supplemental Indenture).

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state or foreign law for the relief of debtors. The term “Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

A Default with respect to the Notes under clause (4) of this Section 4.1 shall not be an Event of Default until the Trustee (by written notice to the Company and the Guarantors) or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes (by written notice to the Company and the Guarantors and the Trustee) gives written notice of the Default and the Company and the Guarantors do not cure such Default within the time specified in clause (4) after receipt of such written notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

Section 4.2         Waiver of Past Defaults.

Section 511 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 511 in the Base Indenture shall instead be deemed to refer to this Section 4.2.

Subject to Section 502 of the Base Indenture, the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past Default hereunder and any Event of Default arising therefrom, with respect to the Notes and its consequences, except a Default:

(1)            in the payment of the principal of or premium, if any, or interest on any Note or the Repurchase Price in connection with a Change of Control Repurchase Event; or

(2)            in respect of a covenant or provision hereof or of the Base Indenture which under Article VII hereof or under Article IX of the Base Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Note affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Second Supplemental Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

ARTICLE V
Redemption of Securities

Section 5.1         Optional Redemption.

Prior to the Par Call Date, the Notes will be redeemable in whole or in part, at the Company’s option at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the principal amount of any Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the Redemption Date) on any Notes being redeemed, discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus in each case accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the Redemption Date.

On or after the Par Call Date, the Notes may be redeemed in whole or in part, at the Company’s option at any time and from time to time, at a redemption price equal to 100% of the principal amount of any Notes being redeemed, plus accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the Redemption Date. Any redemption of the Notes under this Section 5.1 shall be in accordance with Article XI of the Base Indenture (Redemption of Securities).

ARTICLE VI
Particular Covenants

Section 6.1         Liens.

The Credit Parties shall not, and shall not cause or permit any of their respective Subsidiaries to, create, assume, incur or guarantee any indebtedness for money borrowed that is secured by a pledge, mortgage, lien or other encumbrance (other than Permitted Liens) on any voting stock or profit participating equity interests of their respective Subsidiaries (to the extent of their ownership of such voting stock or profit participating equity interests) or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of any of such Subsidiaries, without providing that the Notes (together with, if the Credit Parties shall so determine, any other indebtedness of, or guarantee by, the Credit Parties ranking equally with the Notes and existing as of the closing of the offering of the Notes or thereafter created) will be secured equally and ratably with or prior to all other indebtedness secured by such pledge, mortgage, lien or other encumbrance on the voting stock or profit participating equity interests of any such entities for so long as such other indebtedness is so secured. This Section 6.1 shall not limit the ability of the Credit Parties or their Subsidiaries to incur indebtedness or other obligations secured by liens on assets other than the voting stock or profit participating equity interests of the Credit Parties and their respective Subsidiaries.

Section 6.2         Obligation to Offer to Repurchase Upon a Change of Control Repurchase Event.

(1)            If a Change of Control Repurchase Event occurs, unless the Company has exercised its option to redeem the Notes pursuant to Article V, the Company shall make an offer to each Holder of Notes to repurchase all or any part of that Holder’s Notes (the “Change of Control Offer”) at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of repurchase (the “Repurchase Price”).

(2)            In connection with any Change of Control related to a Change of Control Repurchase Event and any particular reduction in the rating on the Notes, the Company shall request from the Rating Agency or Rating Agencies, as the case may be, each such Rating Agency’s written confirmation that such reduction in the rating on the Notes was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of any Below Investment Grade Rating Event). The Company shall promptly deliver an Officer’s Certificate to the Trustee certifying as to whether or not such confirmation has been received or denied.

(3)            Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall give notice to each Holder of Notes, with a written copy to the Trustee. Such notice shall state:

(A)            a description of the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event;

(B)            that the Change of Control Offer is being made pursuant to this Section 6.2;

(C)            the Repurchase Price and the date on which the Repurchase Price will be paid, which date shall be a Business Day that is no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the “Repurchase Price Payment Date”); and

(D)            if the notice is given prior to the date of consummation of the Change of Control, a statement that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(4)            The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

(5)            On the Repurchase Price Payment Date, the Company shall, to the extent lawful:

(A)            accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(B)            deposit with the Paying Agent an amount equal to the Repurchase Price in respect of all Notes or portions of Notes properly tendered and being repurchased; and

(C)            deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Paying Agent shall promptly deliver to each Holder of Notes properly tendered the Repurchase Price for such Notes, and the Company shall execute and the Trustee shall promptly authenticate (if applicable) and deliver (or cause to be transferred by book-entry) to each Holder of Notes properly tendered a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or any integral multiple of $1,000 in excess thereof.

(6)            Notwithstanding the foregoing, the Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if (i) a third party makes such an offer in respect of the Notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer or (ii) the Company has given written notice of a redemption as provided under this Section 6.2; provided that the Company has not failed to pay the Redemption Price on the Redemption Date.

Section 6.3         Financial Reports

Section 704 of the Base Indenture shall apply to the reports, information, and documents delivered under this Section 6.3.

(1)            For so long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide (or cause its Affiliates to provide) to the Trustee, unless available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or successor system), within 15 days after the Company files the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act.

(2)            For so long as any Notes remain Outstanding during any period when the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall furnish to the Holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

ARTICLE VII
Consolidation, Merger, Sale of Assets and Other Transactions

Sections 801 and 802 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Sections 801 or 802 in the Base Indenture shall instead be deemed to refer to Sections 7.1 and 7.2, respectively.

Section 7.1         Company and Guarantors May Merge or Transfer Assets on Certain Terms.

(a)            No Credit Party shall be a party to a Substantially All Merger or participate in a Substantially All Sale, unless:

(1)            such Credit Party is the surviving Person, or the Person formed by or surviving such Substantially All Merger or to which such Substantially All Sale has been made is organized under the laws of the United States, Belgium, Bermuda, Canada, Cayman Islands, France, Germany, Gibraltar, Ireland, Italy, Luxembourg, the Netherlands, Switzerland, the United Kingdom or British Crown Dependencies, a member country of the Organisation for Economic Co-operation and Development or any political subdivision of any of the foregoing (collectively, the “Permitted Jurisdictions”), and has expressly assumed by supplemental indenture all of the obligations of such Credit Party under this Second Supplemental Indenture;

(2)            immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing; and

(3)            the Company delivers to the Trustee an Officer’s Certificate of the Company and an Opinion of Counsel, each stating that such transaction and any supplemental indenture executed in connection therewith comply with this Second Supplemental Indenture and that all conditions precedent provided for in this Second Supplemental Indenture relating to such transaction and the execution of the supplemental indenture have been complied with.

(b)            For as long as any Notes under this Second Supplemental Indenture remain outstanding, all equity and voting interests in the Company shall be owned directly or indirectly by one or more Guarantors and each of the Credit Parties must be organized under the laws of a Permitted Jurisdiction.

Section 7.2         Successor Person Substituted. Upon the consummation of a transaction contemplated by and consummated in accordance with Section 7.1, the successor Person shall succeed to, and be substituted for, and may exercise every right and power of, the applicable Credit Party under this Second Supplemental Indenture, with the same effect as if such successor Person had been an original party to this Second Supplemental Indenture, and, except in the case of a lease, the applicable Credit Party shall be released from all of its liabilities and obligations under this Second Supplemental Indenture and the Notes (including the Guarantees).

ARTICLE VIII
Supplemental Indentures

Section 8.1         Supplemental Indentures without Consent of Holders of Notes.

For the purposes of the Base Indenture and this Second Supplemental Indenture, no amendment to cure any ambiguity, defect or inconsistency in this Second Supplemental Indenture, the Base Indenture or the Notes made solely to conform this Second Supplemental Indenture, the Base Indenture or the Notes to the “Description of the Notes” contained in the Company’s prospectus supplement dated October 9, 2024 relating to the Notes, shall be deemed to adversely affect the interests of the Holders of any Notes.

Section 8.2         Supplemental Indentures with Consent of Holders of Notes.

Section 902 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 902 in the Base Indenture shall instead be deemed to refer to this Section 8.2.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes affected by such supplemental indenture (including consents obtained in connection with a tender offer or exchange for the Notes), by Act of said Holders delivered to the Company, the Guarantors and the Trustee, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of such Notes under the Indenture; provided, however, no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby:

(1)            change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Note;

(2)            reduce the principal amount of any Note which would be due and payable upon a declaration of acceleration of the Stated Maturity thereof pursuant to Section 502 and Section 503 of the Base Indenture, or reduce the rate of or extend the time of payment of interest on any Note;

(3)            reduce the Repurchase Price in connection with a Change of Control Repurchase Event;

(4)            reduce any premium payable upon the redemption of or change the date on which any Note may or must be redeemed;

(5)            change the coin or currency in which the principal of or premium, if any, or interest on any Note is payable;

(6)            impair the right of any Holder to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(7)            reduce the percentage in principal amount of the Outstanding Notes the consent of whose Holders is required for modification or amendment of this Second Supplemental Indenture or the Base Indenture or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Base Indenture or this Second Supplemental Indenture or certain defaults thereunder and hereunder and their consequences) provided for in the Base Indenture and this Second Supplemental Indenture

(8)            modify any of the provisions of this Section 8.2 or Section 512 or Section 1005 of the Base Indenture, except to increase any such percentage or to provide that certain other provisions of this Second Supplemental Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in this Section 8.2 and Section 1005 of the Base Indenture, or the deletion of this proviso, in accordance with the requirements of Sections 611 and 901(7) of the Base Indenture;

(9)            subordinate the Notes or any Guarantee of a Guarantor in respect thereof to any other obligation of the Company or such Guarantor;

(10)            modify the terms of any Guarantee in a manner adverse to the Holders of the Notes; or

(11)            modify clauses (1) through (10) above.

It shall not be necessary for any Act of Holders under this Section 8.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

In addition, the Holders of at least a majority in aggregate principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes, waive compliance with the Credit Parties’ covenants described under Sections 6.1, 6.2, 6.3 and Article VII of this Second Supplemental Indenture.

ARTICLE IX
Defeasance

Section 9.1         Covenant Defeasance.

Section 1303 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 1303 in the Base Indenture shall instead be deemed to refer to this Section 9.1.

Upon the Company’s exercise of its option, if any, to have this Section 9.1 applied to the Notes, or if this Section 9.1 shall otherwise apply to the Notes, (1) the Company and the Guarantors shall be released from their respective obligations and any covenants provided pursuant to Article VI, Article VII and Section 10.2 of this Second Supplemental Indenture and Section 301(18), Section 901(1) and Section 901(12) of the Base Indenture for the benefit of the Holders of such Notes and (2) the occurrence of any event specified in Section 501(4) and Section 501(8) of the Base Indenture and Section 4.1(2) of this Second Supplemental Indenture shall be deemed not to be or result in an Event of Default, in each case with respect to such Notes and the related Guarantees as provided in Section 1303 of the Base Indenture on and after the date the conditions set forth in Section 1304 of the Base Indenture are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to such Notes and Guarantees, each of the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section, whether directly or indirectly by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document, but the remainder of the Base Indenture, this Second Supplemental Indenture and such Notes and Guarantees shall be unaffected thereby.

ARTICLE X
GUARANTEE OF NOTES

Section 10.1       Guarantee.

Each Guarantor hereby jointly and severally and fully and unconditionally guarantees to each Holder of the Notes authenticated and delivered by the Trustee hereunder, and to the Trustee on behalf of each such Holder, the due and punctual payment in full of the principal of and premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and all other amounts due and payable under this Second Supplemental Indenture (collectively, the “Obligations”), in accordance with the terms of the Notes and this Second Supplemental Indenture. If the Company shall fail to pay when due any Obligations, for whatever reason, each Guarantor shall be jointly and severally obligated to pay in cash the same promptly. An Event of Default under this Second Supplemental Indenture or the Notes of any series shall entitle the Holders of such Securities to accelerate the Obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations of the Company.

Section 10.2       Additional Guarantors.

The Company and each Guarantor shall cause each New Ares Group Entity to become a Guarantor pursuant to this Second Supplemental Indenture and provide a Guarantee in respect of the Notes.

Section 10.3       Waiver.

To the fullest extent permitted by applicable law, each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, any requirement that the Trustee or any of the Holders exhaust any right or take any action against the Company or any other Person, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to the Notes or the indebtedness evidenced thereby and all demands whatsoever, and covenants that no Guarantee will be discharged in respect of the Notes except by complete performance of the Obligations contained in such Notes and in this Article X.

Section 10.4       Guarantee of Payment.

Each Guarantee shall constitute a guarantee of payment when due and not a guarantee of collection. The Guarantors hereby agree that, in the event of a default in payment of principal of or premium, if any, or interest on the Notes, whether at its Stated Maturity, by declaration of acceleration, call for redemption or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Notes, subject to the terms and conditions set forth in this Second Supplemental Indenture, directly against the Guarantors to enforce the Guarantee without first proceeding against the Company.

Section 10.5       No Discharge or Diminishment of Guarantee.

Subject to Section 10.10, the obligations of each of the Guarantors hereunder shall be absolute and unconditional and not be subject to any reduction, limitation, termination, impairment or for any reason (other than the payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Securities, this Second Supplemental Indenture or the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Trustee or any Holder of the Notes to assert any claim or demand or to enforce any remedy under this Second Supplemental Indenture or the Notes, any other guarantee or any other agreement, by any waiver, modification or indulgence of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, by any release of any other Guarantor pursuant to Section 10.10 or by any other act or omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations); provided, however, that notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantors, increase the principal amount of the Notes, or increase the interest rate thereon, change any redemption provisions thereof (including any change to increase any premium payable upon redemption thereof) or change the Stated Maturity of any payment thereon, or increase the principal amount of any Original Issue Discount Security that would be due and payable upon a declaration of acceleration or the maturity thereof pursuant to Section 502 of the Base Indenture.

Section 10.6       Defenses of Company Waived.

To the extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense of the Company or any other Guarantor or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company, other than final payment in full in cash of the Obligations. Each of the Guarantors waives any defense arising out of any such election even though such election operates to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of each of the Guarantors against the Company or any security.

Section 10.7       Continued Effectiveness.

Subject to Section 10.10, each of the Guarantors further agrees that its Guarantee with respect to the Notes shall remain in full force and effect and continue to be irrevocable notwithstanding any petition filed by or against the Company for liquidation or reorganization, the Company becoming insolvent or making an assignment for the benefit of creditors or a receiver or trustee being appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored or returned by the Trustee or any Holder of the Notes, whether as a “voidable preference,” “fraudulent transfer” upon bankruptcy or reorganization of the Company or otherwise, all as though such payment or performance had not been made, until the date upon which the entire Obligation, if any, and interest on the Notes has been, or has been deemed pursuant to the provisions of this Second Supplemental Indenture to have been paid in full. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned on the Notes, such Notes shall, to the fullest extent permitted by law, be reinstated and deemed paid only by such amount paid and not so rescinded, reduced, restored or returned.

Section 10.8       Subrogation.

In furtherance of the foregoing and not in limitation of any other right of each of the Guarantors by virtue hereof, upon the failure of the Company to pay any Obligation when and as the same shall become due, each of the Guarantors hereby promises to and will, upon receipt of written demand by the Trustee or any Holder of the Notes, forthwith pay, or cause to be paid, to the Holders in cash the amount of such unpaid Obligations, and thereupon the Holders shall, assign (except to the extent that such assignment would render a Guarantor a “creditor” of the Company within the meaning of Section 547 of Title 11 of the United States Code as now in effect or hereafter amended or any comparable provision of any successor statute) the amount of the Obligations owed to it and paid by such Guarantor pursuant to this Guarantee to such Guarantor, such assignment to be pro rata to the extent the Obligations in question were discharged by such Guarantor, or make such other disposition thereof as such Guarantor shall direct (all without recourse to the Holders, and without any representation or warranty by the Holders). If (a) a Guarantor shall make payment to the Holders of all or any part of the Obligations and (b) all the Obligations and all other amounts payable under this Second Supplemental Indenture shall be paid in full, the Trustee will, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment by such Guarantor.

Section 10.9       Subordination.

Upon payment by any Guarantor of any sums to the Holders, as provided above, all rights of such Guarantor against the Company, arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to the prior payment in full in cash of all the Obligations to the Trustee; provided, however, that any right of subrogation that such Guarantor may have pursuant to this Second Supplemental Indenture is subject to Section 10.8.

Section 10.10     Release of Guarantor and Termination of Guarantee.

A Guarantor shall, upon the occurrence of any of the following events, be automatically and unconditionally released and discharged from all obligations under this Second Supplemental Indenture and its Guarantee without any action required on the part of the Trustee or any Holder; provided that such Guarantor would not, immediately after such release and discharge, be required to become a Guarantor pursuant to Section 10.2:

(1)            at any time such Guarantor (a) is sold, disposed of or otherwise transferred (whether by merger, consolidation or the sale of all or substantially all of its assets or otherwise) to an entity that is not, and is not required to become, a Guarantor, if such sale, disposition or other transfer is otherwise in compliance with this Second Supplemental Indenture, including Article VIII of the Base Indenture or (b) is liquidated or dissolved in a manner that complies with this Second Supplemental Indenture, including Article VIII of the Base Indenture;

(2)            the lenders under the Credit Facility release the guarantee by such Guarantor or other obligations of such Guarantor under the Credit Facility; provided that it will not be deemed to be a release of such guarantee or obligations if the release is the result of an amendment, supplement, modification, extension, renewal, restatement or refunding (collectively, a “refinancing”) of the Credit Facility, as a result of which the guarantee or obligations of such Guarantor in favor of the administrative agent (for the benefit of the lenders under the Credit Facility) are terminated and/or replaced with guarantees or obligations in favor of the lenders or holders of such refinancing indebtedness (or any agent on their behalf);

(3)            the Company effects a Defeasance or Covenant Defeasance in accordance with Article 8 of the Base Indenture; or

(4)            upon full and final payments of the Notes.

The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of a request of the Company accompanied by an Officer’s Certificate certifying as to the compliance with this Section 10.10.

Section 10.11     Limitation of Guarantors’ Liability.

Each Guarantor, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the Guarantee by such Guarantor does not constitute a fraudulent transfer or conveyance for purposes of Title 11 of the United States Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantor. To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under this Second Supplemental Indenture and its Guarantee shall be limited to the maximum aggregate amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of, any other Guarantor in respect of the obligations of such Guarantor under its Guarantee or pursuant to its contribution obligations under this Second Supplemental Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting such fraudulent transfer or conveyance.

Each Guarantee is expressly limited so that in no event, including the acceleration of the Maturity of the Securities, shall the amount paid or agreed to be paid in respect of interest on the Securities (or fees or other amounts deemed payment for the use of funds) exceed the maximum permissible amount under applicable law, as in effect on the date hereof and as subsequently amended or modified to allow a greater amount of interest (or fees or other amounts deemed payment for the use of funds) to be paid under such Guarantee. If for any reason the amount in respect of interest (or fees or other amounts deemed payment for the use of funds) required by a Guarantee exceeds such maximum permissible amount, the obligation to pay interest under such Guarantee (or fees or other amounts deemed payment for the use of funds) shall be automatically reduced to such maximum permissible amount and any amounts collected by any Holder of the Notes in excess of the permissible amount shall be automatically applied to reduce the outstanding principal on the Notes.

Section 10.12     No Obligation to Take Action Against the Company.

Neither the Trustee, any Holder nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or take any other steps under any security for the Obligations or against the Company or any other Person or any Property of the Company or any other Person before the Trustee, such Holder or such other Person is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Guarantee.

Section 10.13     Execution and Delivery.

To evidence its Guarantee set forth in this Article X, each Guarantor hereby agrees that this Second Supplemental Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor, and in the case of any New Ares Group Entity that becomes a Guarantor in accordance with this Second Supplemental Indenture, such New Ares Group Entity’s Guarantee shall be evidenced by the execution and delivery on behalf of such New Ares Group Entity of a supplemental indenture hereto by an Officer of such New Ares Group Entity.

Each Guarantor hereby agrees that its Guarantee set forth in this Article X shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on any Securities.

If an Officer whose signature is on this Second Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Notes, the Guarantee shall be valid nevertheless.

The delivery of the Notes by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Second Supplemental Indenture on behalf of the Guarantors.

ARTICLE XI
Miscellaneous

Section 11.1       Execution as Supplemental Indenture.

This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and this Second Supplemental Indenture and the Base Indenture shall henceforth be read together, and any conflict between the Base Indenture and this Second Supplemental Indenture shall be resolved as provided in Section 1.3 of this Second Supplemental Indenture.

Section 11.2       Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company and the Guarantors, as the case may be, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or of the Securities or the Guarantees. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 11.3       Separability Clause.

In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.4       Successors and Assigns.

All covenants and agreements in this Second Supplemental Indenture by the Company and the Guarantors shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 11.5       Execution and Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Second Supplemental Indenture or any document to be signed in connection with this Second Supplemental Indenture shall be deemed to include electronic signatures (including, without limitation, any ..pdf file, .jpeg file or any other electronic or image file, or any other “electronic signature” as defined under E-SIGN or ESRA, including Orbit, Adobe Fill & Sign, Adobe Sign, DocuSign, or any other similar platform identified by the Company and reasonably available at no undue burden or expense to the Trustee), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. This exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture and signature pages for all purposes.

Section 11.6       Governing Law.

This Second Supplemental Indenture shall be governed by, and construed in accordance with, the internal laws of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first above written.

ARES MANAGEMENT CORPORATION

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Vice President and Assistant Secretary

ARES FINANCE CO. LLC, as a Guarantor
ARES FINANCE CO. II LLC, as a Guarantor
ARES FINANCE CO. III LLC, as a Guarantor
ARES FINANCE CO. IV LLC, as a Guarantor

By: its Sole Manager/Member,
ARES HOLDINGS L.P.
By: its General Partner,
Ares Holdco LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Vice President and Assistant Secretary

ARES HOLDINGS L.P., as Guarantor

By: its General Partner,
Ares Holdco LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Vice President and Assistant Secretary

ARES MANAGEMENT LLC, as Guarantor

By: its Sole Manager/Member,
ARES MANAGEMENT HOLDINGS L.P.
By: its General Partner,
Ares Holdco LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Vice President and Assistant Secretary

[Signature Page to Second Supplemental Indenture]

ARES INVESTMENTS HOLDINGS LLC, as Guarantor

By: its Sole Manager/Member,
ARES HOLDINGS L.P.
By: its General Partner,
Ares Holdco LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Vice President and Assistant Secretary

[Signature Page to Second Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Brandon Bonfig
Name:	Brandon Bonfig
Title:	Vice President

[Signature Page to Second Supplemental Indenture]

SCHEDULE I

GUARANTORS

Ares Finance Co. LLC

Ares Finance Co. II LLC

Ares Finance Co. III LLC

Ares Finance Co. IV LLC

Ares Holdings L.P.

Ares Investments Holdings LLC

Ares Management LLC